Exhibit 10.1
FORM OF PROPOSAL AND PROFESSIONAL SERVICES AGREEMENT
BETWEEN
Sub-Urban Brands, Inc.
AND
Joseph Noel

This PROPOSAL AND AGREEMENT is made and entered into as of the 4th day of January, 2007, by and between Sub-Urban Brands, Inc. (“Sub-Urban Brands”), having its principle office at 8723 Bellanca Avenue Building A, Los Angeles, CA 90045 and Mr. Joseph Noel, (hereinafter called “Consultant”), an individual having his principal place of business at 1125B Arnold Drive, Martinez, Ca 94553.

Preliminary Statement

Sub-Urban Brands proposes to use the service of Consultant for such activities as mutually agreed to between the parties.

Consultant, by reason of knowledge, education, and/or experience, is capable of rendering and does desire to render the services as described in paragraph 1 below;

Terms and Conditions

1. Services to be Rendered

Consultant shall render to Sub-Urban Brands professional investor relations services and advice of such nature, for such purposes, and at such times as are mutually agreed upon by the parties. The Statement of Work for Consultant’s services is described in Exhibit A. Consultant shall not modify any provisions of this Agreement without prior written consent of Sub-Urban Brands.

Consultant shall render all services as an independent contractor and shall not be considered an employee of Sub-Urban Brands for any purpose. Any and all insurance that Consultant may desire shall be obtained and provided by Consultant without cost or other obligation to Sub-Urban Brands.

2. Term

The consulting services provided under this Agreement shall be performed, when required by Sub-Urban Brands, during the period from January 4, 2007 to on or about January 4, 2008. This may be extended, if agreed upon by both parties in writing thirty (30) days prior to the expiration of the initial term.

Sub-Urban will have the option to cancel this contract for any reason with 30 day prior written notice to Consultant.. If such cancellation occurs, Sub-Urban will only be responsible for payment up to the cancellation date.

3. Payment

Sub-Urban Brands shall pay Consultant a fee of six thousand dollar ($6,000) per month while this contract is in effect plus up to three hundred thousand (300,000) restricted shares of Sub-Urban Brands common stock during the term. One third (1/3) of the shares will be issued upon execution of this agreement. An additional one third (1/3) will be issued on May 4, 2007, with the remaining one-third (1/3) will be issued on September 4, 2007. In the event Sub-Urban Brands is acquired during the term, all shares will immediately be issued upon acquisition.

For an equity, debt, or combination of equity and debt investment in the Company on a term acceptable to the Company (in its sole discretion), Consultant shall receive a Fee (hereinafter defined). The fee shall be equal to 4% of the amount of funds invested in the Company by any institution, fund, or individual referred to the Company by Consultant. Consultant shall receive the above outlined Fee as cash paid out as a consulting fee at the lesser of i) the Fee, or ii) at the rate of $20,000 per month until the entire Fee due is fully paid.

It is understood by both parties the billing for monthly services will occur after the Company receives its anticipated financing.

4. Invoice

The Consultant shall submit one invoice at the beginning of each month with this invoice due and payable fifteen (15) working days after receipt by Sub-Urban Brands.

5. Notices

All notices required or permitted pursuant to this Agreement shall be deemed given if and when personally delivered in writing to the party or its designated agent or representative, or if and when mailed by United States Mail, registered or certified mail, return receipt request, postage prepaid, and properly addressed. All notices shall be address:

To: Sub-Urban Brands, Inc.	8723 Bellanca Avenue Building A, Los Angeles, CA 90045

Attention	Joe Shortal, CEO and President

To Consultant:	1125B Arnold Drive Suite 168, Martinez, Ca 94553

Attention	Joseph Noel

Each party may specify a different address for receipt of such notices by giving the other party at least fifteen (15) days written notice thereof.

6. Indemnification

Consultant shall defend, indemnify and hold harmless Sub-Urban Brands, its officers, employees, and agents, from any and all damage, losses, obligations, liabilities, claims deficiencies, costs, and expenses of every nature and kind incurred by Sub-Urban Brands that are in whole or in part cause by or alleged to be caused by acts or omissions of Consultant, its officers, employees, agents, subcontractors, and lower-tier subcontractors arising out of or relation to Consultant’s work under this Agreement.

7. Laws and Regulations

Consultant shall comply with all applicable federal, state, and local laws and regulations and all applicable orders and regulations of the executive and other departments, agencies, and instrumentalities of the United States. Consultant shall further comply with Sub-Urban Brands policies that may be in effect during the term of the Agreement and which are incorporated by reference as though fully set forth herein. Consultant shall indemnify Sub-Urban Brands in accordance with paragraph 6 for any and all damages, losses, obligations, liabilities, claims, deficiencies, costs, and expenses that may result from Consultant’s breach of this paragraph.

8. Applicable Taxes

All taxes applicable to any amounts paid by Sub-Urban Brands to the Consultant under this Agreement will be the Consultant’s liability and Sub-Urban Brands shall not withhold nor pay any amounts for federal, state, or municipal income tax, social security, unemployment or worker’s compensation.

9. Confidential and Proprietary Information

Consultant may not use non-public, confidential, proprietary, or trade secret information obtained from or furnished by Sub-Urban Brands for any purpose other than providing services required under this Agreement. Consultant will not duplicate, disclose, or divulge such information without the express prior written consent of Sub-Urban Brands. Information need not be marked to be considered non-public, confidential, proprietary, or trade secret information.

Consultant agrees to take reasonable steps to prevent the unauthorized disclosure of such information, including but not limited to initiating and pursuing court proceedings seeking to prevent unauthorized disclosure by Consultant’s officers, employees, agents, subcontractors, or lower-tier subcontractors. Consultant shall return to Sub-Urban Brands all documents comprising, reflecting, or relating to such non-pubic, confidential, proprietary, or trade secret information, including any such documents developed or prepared by Consultant, promptly upon completion of services required under the Purchase Order or termination of this Agreement, whichever is earlier.

10. Data and Copyrights

All data developed, prepared, or originated by Consultant in the performance of services under this Agreement and all data delivered to Sub-Urban Brands in connection with the performance of services under this Agreement shall be the exclusive property of Sub-Urban Brands. Sub-Urban Brands shall own all copyrights for such data and have the unlimited right to use, reproduce, disclose, publish, translate, or deliver such data in any manner whatsoever and to authorize others to do so without any additional compensation due from Sub-Urban Brands. Consultant shall not include among data delivered to Sub-Urban Brands any data that is or will be copyrighted unless Consultant provides Sub-Urban Brands with the written permission of the copyright holder for Sub-Urban Brands to use such data in the manners provided in this Agreement without any additional compensation due from which it may be recorded. Data includes but is not limited to technical data, computer software, writings, designs, specifications, sound recording, video recordings, pictorial reproductions, drawings or other graphic representations, and works of any similar nature.

Consultant hereby grants Sub-Urban Brands full and exclusive right, title, and interest throughout the world in all inventions, improvement, or discoveries conceived or made in the performance of services under this Agreement. Consultant shall promptly furnish and provide Sub-Urban Brands with complete information in this regard and shall execute all documents, including assignments in the form specified by Sub-Urban Brands.

11. Conflict of Interest

Consultant represents that it has not been engaged or employed by another company to perform services in connection with or relation to the same requirements that are the subject matter of the prime contract. If Consultant has had access to any non-public, confidential, proprietary, or trade secret information obtained from or furnished by Sub-Urban Brands with respect to the subject matter of the prime contract, Consultant shall not accept employment with or by any competitor of Sub-Urban Brands with respect to the subject matter of the prime contract without obtaining written authorization of Sub-Urban Brands in advance.

12. Disputes

Except for disputes relating to paragraphs 9, 11 and 13 of this Agreement, the Parties shall attempt to resolve all disputes relating to the subject matter of this Agreement informally. If Consultant disagrees with a determination made by Sub-Urban Brands with respect to a dispute subject to this paragraph, Consultant shall reduce its disagreement to writing and forward the writing to Sub-Urban Brands within fifteen (15) days of Sub-Urban Brands’ determination. In the absence of such notice by Consultant, Sub-Urban Brands’ determination shall be final and conclusive. If Consultant submits such a notice, Sub-Urban Brands will have fifteen (15) days to affirm or reconsider its original determination. No court or other action may be initiated relating to a dispute subject to this paragraph unless and until this informal dispute resolution process has been completed.

Pending a final resolution of any dispute relating to the subject matter of this Agreement, Consultant shall diligently proceed with the performance of this Agreement until Sub-Urban Brands directs Consultant not to perform.

13. Specific Performance

Consultant acknowledges that a violation of the requirement of paragraphs 9 or 11 of this Agreement would cause irreparable harm and damage to Sub-Urban Brands, and that the monetary amount of such damages would be impossible to ascertain. Accordingly, Consultant agrees that Sub-Urban Brands is entitled to specific enforcement of such requirements and Sub-Urban Brands is entitled to obtain an injunction form any court of competent jurisdiction enjoining and restraining violations of paragraphs 9 or 11. These remedies are in addition to and cumulative with other remedies and damages available to Sub-Urban Brands. Disputes subject to this paragraph are not subject to the informal resolution requirements in paragraph 12 of this Agreement.

14. Headings

The heading included herein are inserted only for convenience and reference and in no way define, limit, or describe the scope of this Agreement of the intent of any of its provisions.

15. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16. Entire Agreement

This Agreement supersedes all written or oral agreements, if any, and constitutes the entire Agreement between the parties with respect to this Agreement. This Agreement may be modified only by the express written consent of both Sub-Urban Brands and Consultant.

17. Severability

If any provision of this Agreement shall be determined to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.

18. Survival

The provisions of paragraphs 6, 9, 10, 11, and 12 shall survive completion or termination of this Agreement.

19. Execution of Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Sub-Urban Brands, Inc.
Signature:
By:	Joe Shortal
Title:	CEO and President
Date:

CONSULTANT
Signature:	Joseph Noel
By:
Date: